Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type of information that the company treats as private or confidential.

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is entered into as of September 11, 2024 (the “Effective Date”) by and between Intract Pharma Limited, a company incorporated in England and Wales, whose registered office address is at London Bioscience Innovation Centre, 2 Royal College Street, London NW1 0NH (“Licensor”), and Tharimmune, Inc., a Delaware corporation with a place of business at 1200 Route 22 East, Suite 2000, Bridgewater, New Jersey, USA 08807 (“Licensee”). Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (each as defined below); and

WHEREAS, Licensee desires to obtain an exclusive license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products (as defined below); and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified below.

“Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity which directly controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this Section, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

“API” means the active pharmaceutical ingredient known as infliximab.

“BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Field.

“Books and Records” shall mean all books, files, papers, agreements, correspondence, databases, data, records, manuals and other documentation information systems, programs, software, documents and records (regardless of medium, whether in physical or electronic format and stored in computer memory or other storage device).

“Commercially Reasonable Efforts” shall mean the activities and degree of effort that Licensee would reasonably use for developing and commercializing a new biotechnology products or service which is of similar market potential as the applicable Licensed Product, and considering the relevant stage of development or commercialization to achieve that objective if acting in its own interest having regard to the market potential of the product or service and taking into account efficacy, safety, patent and regulatory exclusivity, competitive market conditions, the likely expenditure and duration and the potential profitability of the product or service in light of pricing and reimbursement issues, the proprietary position of the Licensed Product, the cost of goods and availability of capacity to manufacture and supply the Licensed Product at commercial scale, the profitability of the applicable Licensed Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors. In relation to commercialization, Commercially Reasonable Efforts shall be determined on a Licensed Product-by-Licensed Product basis and a Licensed Service-by-Licensed Service basis (as applicable) and on a country-by-country basis and it is anticipated that the degree of effort required may be different for different Licensed Products and Licensed Services and different in different countries and may change over time, reflecting changes in the market potential of the Licensed Product or Licensed Service as development progresses.

“Confidential Information” shall mean with respect to a Party (as the “Receiving Party”), all non-public information of the other Party (as the “Disclosing Party”) which is disclosed to the Receiving Party or any of its employees, consultants, Affiliates, licensees or sublicensees, or otherwise made available to or accessed by the Receiving Party hereunder, and which is marked as, or that by its nature or the circumstances of disclosure should reasonably be understood to be confidential, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information: (a) as of the date of disclosure is known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to, or reliance upon, any Confidential Information of the Disclosing Party.

“Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, or Technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party or requiring such Party to make undue payment to any Third Party.

“Development” and “Develop” shall mean, with respect to any Licensed Product, all activities with respect to such Licensed Product relating to research and development in connection with seeking, obtaining and/or maintaining any Regulatory Approval for such Licensed Product in the Licensed Field in the Territory, including without limitation, all pre-clinical research and development activities, all preclinical and clinical trials, toxicology testing, statistical analysis and publication and presentation of study results with respect to Licensed Product, all activities relating to developing the ability to manufacture any Licensed Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any other Regulatory Authority.

“Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any BLA, NDA or MAA filed with the FDA or any other Regulatory Authority, and (b) any equivalent application filed with any other Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.

“First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country.

“FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

“Governmental Entity” means any federal, foreign, state, county, municipal, provincial or local governmental authority, court, judicial body, arbitration tribunal, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry, or instrumentality of any of the foregoing.

“IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

“Improvements” means any enhancement, invention or discovery created, identified, conceived, made or reduced to practice by Licensee, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology.

“Licensed Field” shall mean all fields of use for oral administration of infliximab.

“Licensed Patent Rights” means all Patent Rights in the Field which are Controlled by Licensor as of the Effective Date or become Controlled by Licensor during the Term of this Agreement (as defined below), to the extent necessary or useful for the manufacture, use or sale of the Licensed Products. The Licensed Patent Rights as of the Effective Date are listed in Exhibit A, attached hereto and made a part hereof. Exhibit A shall be updated by Licensor by written notice to Licensee on a semi-annual basis during the Term to include any additional patents and patent applications not previously listed; however, the inclusion or exclusion of a patent or patent application from Exhibit A is not to be deemed a conclusive indication of whether that patent or application is or should be considered a “Licensed Patent Right” for purposes of this Agreement.

“Licensed Product” shall mean any orally administered product using the API, in any dosage or formulation, targeting Tumor Necrosis Alpha (TNF), the manufacture, use, sale of which would, absent the license granted to Licensee hereunder, infringe any Valid Claim included in the Licensed Patent Rights.

“Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, which is Controlled by Licensor as of the Effective Date or becomes Controlled by Licensor during the Term of this Agreement and (a) is related to any patent or patent application included in the Licensed Patent Rights or (b) is necessary or useful for Licensee to practice the licenses granted to it hereunder.

“MAA” shall mean an application filed with the relevant Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular indication within the Field.

“NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Field.

“Net Sales” shall mean the gross invoiced sales price for all Licensed Products sold by Licensee or its Affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its Affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax;

(b) trade, cash and quantity discounts or rebates, including discounts or rebates to governmental or managed care organizations;

(c) credits or allowances for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(d) any charges for insurance, freight, and other transportation costs related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(e) amounts paid as distribution fees to Third Parties;

(f) any import or export duties or their equivalent borne by the seller; and

(g) sales to government organizations, charitable non-governmental organizations, indigent programs and sales of Licensed Product at a loss or for materially reduced profit margins.

“Net Sales” shall not include sales or transfers between Licensee and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee.

“Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

“Qualified Equity Financing” shall mean a bona fide transaction or series of transactions following the date of this Agreement with the principal purpose of raising capital, pursuant to which Licensee issues and sells equity securities at a fixed valuation to fund the Development of Licensed Product.

“Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any other Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any BLA, NDA, MAA or other Drug Approval Application.

“Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other Governmental Entity of any country or jurisdiction in the Territory having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the FDA or any other Regulatory Authority (including minutes and official contact reports relating to any communications with the FDA or any other Regulatory Authority) and all supporting documents and data contained in any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications, orphan drug applications, and any other documents related to Regulatory Approvals) in Licensor’s possession or control.

“Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

“Target Product” shall mean any orally administered product using the API, in any dosage or formulation, targeting any of the following: Tumor Necrosis Alpha (TNF).

“Technology” shall mean and include any and all ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, research and development, results, analysis, studies, CMC data, drug master files, compositions, designs, drawings, business and marketing plans and proposals, works of authorship, data collections, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), whether patentable or not.

“Territory” shall mean all countries and jurisdictions of the world, except for South Korea.

“Third Party” shall mean any Person other than Licensee, Licensor and their respective Affiliates.

“Valid Claim” shall mean a claim in an issued, unexpired patent within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

ARTICLE II

GRANT OF RIGHTS

Section 2.1 Grant of License. Licensor hereby grants to Licensee an exclusive (including as to Licensor), transferable (in accordance with Section 11.9), royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.2, under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export, have exported, commercialize and have commercialized Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Licensed Field, subject to the terms and conditions of this Agreement.

Section 2.2 Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to Section 2.1; provided, the terms of any sublicense agreements shall not contradict the terms of this Agreement and shall include or otherwise substantively incorporate all terms and conditions of this Agreement that the applicable Sublicensee is required to be subject to, including, without limitation, Section 2.1, Section 2.4, Section 4.2, Section 4.3, and Section 4.5 through Section 4.7 and ARTICLE VI and ARTICLE IX. Licensee shall provide Licensor with a full and complete copy of each such Sublicense Agreement and any amendments thereto within thirty (30) days of execution thereof by Licensee.

Section 2.3 Right of First Negotiation. Licensor shall notify Licensee in writing of any Target Product it has developed and filed for any Patent Right(s) with respect to, promptly following a determination by Licensor, according to its prudent scientific and business judgment, that it is viable to proceed with clinical trials with respect to such Target Product. Licensor shall grant Licensee an exclusive option to elect to obtain an exclusive license under Licensor’s interest in the Target Product (for each such Target Product, the “Option”). Such Option shall be in effect for a period of ninety (90) days from the date of disclosure of the Target Product pursuant to this Section 2.3 (the “Option Period”). Licensee may exercise the Option by providing written notice to Licensor within the Option Period of its intent to exercise such Option, at which time the Parties shall in good faith negotiate an agreement for the exclusive license of such Target Product, which agreement shall contain commercially reasonable terms and conditions or which may be an amendment this Agreement. Upon expiration of the Option Period, if Licensor and Licensee have not entered into a definitive agreement for the Target Product despite good faith negotiations, Licensor may license such Target Product to a Third Party on terms materially more favorable to Licensor than those offered to Licensee without first re-offering to Licensee; provided, however, that if the financial compensation offered by such Third Party is within 10% of the total compensation last offered by Licensee, when considered as a whole, Licensor shall first offer a license to such Target Product to Licensee on terms no less favorable than those offered to such Third Party before licensing such Target Product to such Third Party, and Licensee shall have the right to accept such offer within forty-five (45) days of receipt. If Licensee does not accept such offer, Licensor may license the Target Product to such Third Party on the same terms. Licensor shall not license such Target Product to any Third Party on terms less favorable to Licensor than those offered to Licensee without first re-offering to Licensee.

Section 2.4 Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to use the Licensed Technology and practice the Licensed Patent Rights to Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export, have exported, commercialize and have commercialized any product that is not related to a Licensed Product; provided, however, that Licensor, its Affiliates and sublicensees shall not, during the Term, Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export, have exported, commercialize or have commercialized any product containing the API that competes with the Licensed Product, including through different modes of administration or dosage strengths.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

Section 3.1 Development and Commercialization. From and after the Effective Date, Licensee shall have full control and authority over the Development and commercialization of Licensed Products in the Licensed Field in the Territory, including without limitation, (a) all pre-clinical Development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials (including all clinical studies), (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals). Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials (collectively, “Development IP”) shall be considered Confidential Information and Technology solely owned by Licensee.

Section 3.2 Regulatory Activities; FDA Communications. Licensee shall have the right to direct and control all Regulatory Activities following the Effective Date. Without limiting the foregoing, Licensee shall be responsible for communicating with Regulatory Authorities regarding the Licensed Products and Licensor shall not initiate contact with any Regulatory Authorities or respond to any Regulatory Authority inquiries regarding the Licensed Products without Licensee’s prior written consent except as expressly contemplated herein. Licensor shall cooperate with and provide assistance to Licensee with respect to communications with Regulatory Authorities and with responding to all requests for information from, and with making all required filings with, Regulatory Authorities in respect of the Licensed Products, including the Licensed Product IND (as defined below).

Section 3.3 Licensee’s Diligence Obligations. Within thirty (30) days of each anniversary of the Commencement Date, Licensee shall provide Licensor with an updated business plan for developing and commercializing Licensed Products. Within thirty (30) days of each anniversary of the Commencement Date, Licensee shall provide licensor with a written report setting out a reasonable summary on a Licensed Product-by-Licensed Product basis, Licensed Service-by-License Service basis and country-by-country basis:

3.3.1 the activities carried out by Licensee Vendors in the development and commercialization of Licensed Products over the previous twelve (12) months including any research and development activities (including details of preclinical work, stage of development, indications, platform development), the commencement of clinical studies, completion/cessation of clinical studies, filing of applications for Regulatory Approval, the grant, refusal and withdrawal of Regulatory Approvals, material regulatory activities, any First Commercial Sale in a country and/or withdrawal of a Licensed Product from sale or supply in a country, and all other material commercial activities relevant to the Licensed Technology (including details of any collaborations, licenses and other partnerships); and

3.3.2 the activities and timetable planned by all Licensee Vendors for the development and commercialization of Licensed Products for the following 12 months including details of all the specific development activities.

Section 3.4 Diligence Remediation Plan.

3.4.1 If Licensor considers at any time during the period of this Agreement that Licensee has materially failed to comply with its obligations to exercise Commercially Reasonable Efforts as set out in Section 3.3, Licensor may deliver a remediation notice to Licensee, and the Parties shall discuss the alleged failure and shall in good faith seek to agree, within thirty (30) business days from the date of Licensor’s remediation notice, whether any action needs to be taken by Licensee or the actions that Licensee needs to take to remedy such failure.

3.4.2 If Licensee does not agree that it has materially failed to comply with its Commercially Reasonable Efforts obligation as per Section 3.3 and/or the Parties cannot agree on the actions that the Licensee needs to take within the timeframe, either Party may submit the matter to arbitration in accordance with Section 11.5.

3.4.3 Within sixty (60) days of the remediation steps having been agreed by the Parties or otherwise any determination of an arbitrator, Licensee shall submit a plan for remediation of the failure (“Remediation Plan”). If Licensee does not submit a Remediation Plan within such timeframe, Licensor shall have the right to notify Licensee that the exclusive license granted under Section 2.1 is to become non-exclusive and from the date of that notice, the license shall become non-exclusive.

3.4.4 Licensor shall notify Licensee within twenty (20) business cays of receipt of the Remediation Plan, of:

(a) its approval of the Remediation Plan (and it shall not unreasonably withhold or delay its approval); or

(b) its rejection of the Remediation Plan and where it so rejects then it shall provide its reasons and propose reasonable amendments to the Remediation Plan that are required by Licensor before approval will be given. Following the rejection the Remediation Plan by Licensor, the Parties shall in good faith discuss and agree on amendments to the Remediation Plan whereupon Licensor shall provide its approval of the Remediation Plan.

3.4.5 Upon Licensor’s approval of the Remediation Plan, Licensee shall promptly start work on the actions set out in the Remediation Plan.

3.4.6 If Licensee fails to implement or successfully complete the Remediation Plan by the required completion date in the Remediation Plan, Licensor shall have the right in its sole discretion to:

(a) grant Licensee a further period of time in which to implement and successfully complete the Remediation Plan; and/or

(b) notify Licensee that the exclusive license granted under Section 2.1 is to become non-exclusive if the failure is not rectified within thirty (30) days, and from the date that is thirty (30) days of that notice, the license shall be non-exclusive if the failure is not rectified within such time period.

3.4.7 If Licensor grants Licensee a further period of time in which to implement and successfully complete the Remediation Plan pursuant to the foregoing, but Licensee fails to implement or successfully complete the Remediation Plan by the end of such extension period then Licensor shall have the right in its sole discretion to terminate this Agreement.

3.4.8 Licensor shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by Licensee and supported by evidence of technical difficulties or reasonable delays in clinical development, clinical studies or regulatory processes.

ARTICLE IV

PAYMENTS AND ROYALTIES

Section 4.1 License Fee. In consideration of the grant of the license described in Section 2.1 hereof, Licensee will pay Licensor:

(a) $400,000 payable within fifteen (15) days of execution of this Agreement the (“Upfront License Fee”); and

(b) Upon closing of a Qualified Equity Financing by Licensee (the “Success Fee”):

(i) $*, payable over ninety (90) days from the closing date of the Qualified Equity Financing, in three (3) equal monthly installments of $* each, if the amount raised is $* or less; or

(ii) $*, payable over ninety (90) days from the closing date of the Qualified Equity Financing, in three (3) equal monthly installments of $ * each, if the amount raised is more than $*.

The Upfront License Fee, Success Fee and the Milestone Payments set forth below are subject to forfeiture and/or repayment pursuant to the indemnification provisions set forth in ARTICLE IX below.

Section 4.2 Milestone Payments.

4.2.1 Development Milestone Payments. As a material inducement for Licensor to enter into this Agreement, Licensee shall pay to Licensor the Development Milestone Payments, if any, pursuant to Exhibit B hereto (the “Development Milestone Payments”).

4.2.2 Sales Milestone Payments. As a material inducement for Licensor to enter into this Agreement, Licensee shall pay to Licensor the Sales Milestone Payments, if any, pursuant to Exhibit C hereto based on Net Sales of Licensed Products (the “Sales Milestone Payments”, and, together with the Development Milestone Payments, the “Milestone Payments”).

4.2.3 One Milestone Payment. It is hereby acknowledged and agreed that any Milestone Payment shall be made only once, with respect to the first achievement of the relevant milestone for the first Licensed Product, regardless of how many times such milestones are achieved by Licensed Products and regardless of how many times a particular Licensed Product achieves such milestones. Notwithstanding the foregoing, for milestones 1, 2, 3, and 4 of Exhibit B, certain Development Milestone Payments would be payable one additional time for achieving such milestones with respect to any Second Licensed Product, and for the avoidance of doubt, the total Development Milestone Payments that could become payable for such milestones under this Agreement in any such event is * dollar ($*) in the aggregate. For purposes of this Agreement, a “Second Licensed Product” shall mean a Licensed Product using Licensor’s next generation mAb delivery platform that shows at least two-fold or higher PK of the API in any relevant preclinical animal model (rodent and/or large animal) compared to the first developed Licensed Product. The positive preclinical PK data will be discussed between the Parties the status of the Licensed Product as a Second Licensed Product will be mutually agreed by the Parties.

Section 4.3 Royalties. In further consideration of the grant of the license by Licensor hereunder, Licensee shall pay to Licensor the royalties, if any, pursuant to Exhibit D hereto based on Net Sales of Licensed Product.

Section 4.4 Sublicense Revenue. In further consideration of the grant of the license by Licensor hereunder, Licensee shall pay to Licensor *% of any upfront payments (“Upfront Payments”) received by Licensee from the grant by Licensee of a sublicense of the Licensed Patent Rights to Develop, have Developed, make, have made, use have used sell, offer for sale, have sold import, have imported, export, have exported, commercialize or have commercialized Licensed Product. Notwithstanding the foregoing, Upfront Payments shall not include (a) purchases of Licensee’s equity or debt securities (to the extent not in excess of the fair market value thereof), (b) advances for the post-license execution performance of research, development, or commercialization activities or patent prosecution or maintenance (to the extent such amount does not exceed the actual cost or amount thereof), (c) issuances of a licensee’s equity securities (to the extent Licensee pays monetary consideration therefor), or (d) amounts paid for purchases of tangible goods or other assets. Any payments under this Section 4.4 shall be creditable against other payments due to Licensor hereunder.

Section 4.5 Payment Terms. Unless otherwise expressly provided in an Exhibit hereto, Licensee shall make any milestone and royalty payments owed to Licensor hereunder in arrears, within forty-five (45) days from the end of each calendar year in which the Net Sales giving rise to such payments are received by Licensee, or with respect to Milestone Payments, within forty-five (45) days of the date when the applicable milestone was achieved.

Section 4.6 Accounting. All payments hereunder shall be made in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

Section 4.7 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution reasonably designated by Licensor by written notice to Licensee. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

ARTICLE V

FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

Section 5.1 Rights to IND and IND Maintenance. Licensor hereby irrevocably transfers and assigns to Licensee all right, title and interest in and to: (a) any IND and foreign equivalents related to the Licensed Products and (b) all data and information underlying such IND and foreign equivalents (including without limitation pre-clinical data, stability data and process data) (collectively, the “Licensed Product IND”). In connection with such transfer, Licensor shall: (i) submit or file all documents and information required to be submitted by Licensor, as the current owner of the Licensed Product IND; (ii) promptly after the Effective Date, provide to Licensee a complete copy of the Licensed Product IND, including all supplements, amendments thereto and reports and records that are required to be submitted or kept under applicable law and all communications with the applicable Regulatory Authority regarding the Licensed Product IND; and (iii) take all other actions imposed upon a current owner of an IND to transfer the Licensed Product IND to Licensee. In addition, Licensor shall provide to Licensee all data and information necessary for Licensee to comply with all requirements and obligations of the applicable Regulatory Authority with respect to the maintenance of the Licensed Product IND. Without limiting the generality of the foregoing, Licensor shall: (x) promptly communicate and deliver to Licensee all information that is necessary or reasonably useful in Licensee’s reasonable discretion for the maintenance of the Licensed Product IND; (y) provide such technical assistance as may be reasonably requested by Licensee from time to time, including without limitation relating to test methods, specifications, and impurity/degradation product identification; and (z) execute and/or deliver such documents, reports, and certificates (including, without limitation, any certificates of analysis) and take such action, as Licensee may reasonably request, to assist Licensee with the maintenance of the Licensed Product IND.

Section 5.2 Patent Filing, Prosecution and Maintenance. Except as provided herein, Licensor shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel selected by Licensor, all Licensed Patent Rights. Licensor will keep Licensor reasonably informed of the status of such filing, prosecution and maintenance. Notwithstanding the foregoing, Licensee shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel selected by Licensee, Licensed Patent Rights with respect to Licensed Products. Licensee will keep Licensor reasonably informed of the status of such filing, prosecution and maintenance.

Section 5.3 Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

Section 5.4 Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights with respect to Licensed Products. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee by counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 5.4. If Licensee does not file any action or proceeding against a material infringement within six (6) months after the later of (a) Licensor’s notice to Licensee under Section 5.3 above or (b) Licensee’s notice to Licensor under Section 5.3 above, then Licensor shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensee, which consent shall not be unreasonably withheld. In the event that Licensee undertakes the enforcement and/or defense of the Licensed Patent Rights, Licensee may withhold royalties and other amounts otherwise due Licensor hereunder after notification of infringement and apply the same toward reimbursement of its expenses, including reasonable attorneys’ fees, in connection therewith. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 5.4, shall applied as follows:

(a) First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) Second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales;

(c) Third, any amounts remaining shall be allocated as follows: (i) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, (ii) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, or (iii) if the suit or proceeding is brought jointly, fifty percent (50%) to each Party. In the event the damages remaining after the deduction of the expenses described in subsection (i) are not sufficient to cover the allocations to Licensee and Licensor in subsection (ii), the damages remaining after reimbursement of the expenses described in subsection (i) shall be allocated to Licensee.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

ARTICLE VI

CONFIDENTIAL INFORMATION

Section 6.1 Limited Disclosure and Use. Licensor and Licensee each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential all Confidential Information of the other Party. The Receiving Party shall not use Confidential Information of the Disclosing Party for any purpose whatsoever other than for the performance of its obligations and exercise of any rights granted to it or reserved by it hereunder. The Receiving Party shall not disclose or transfer the Disclosing Party’s Confidential Information to any Third Parties under any circumstance without prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise expressly permitted by this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information (a) to its Affiliates and Sublicensees, and its and its Affiliates’ and Sublicensees’ officers, employees, consultants, contractors, suppliers and agents, as needed to carry out its rights and responsibilities under this Agreement, provided that such Persons are bound by confidentiality obligations with respect to such information that are at least as stringent as those provided under this Section and (b) to the extent such disclosure is reasonably necessary to (i) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, (ii) file, prosecute or defend litigation in accordance with the provisions of this Agreement, (iii) file and maintain any Drug Approval Application, and (iv) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement to the extent legally permitted and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

Section 6.2 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

Section 6.3 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party.

Section 6.4 Return of Confidential Information. Each Party will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of a request from the other Party or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a) Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action.

(b) Validity and Enforceability. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery, consummation and performance of this Agreement by such Party does not and shall not: (a) violate any provision of law applicable to such Party, (b) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any agreement, instrument or understanding to which such Party is a party or by which it is bound, or (c) require the consent, approval or authorization of any Governmental Entity, including any Regulatory Authority, or other Third Party.

(c) Rights and Authority. Such Party has the full right and legal capacity to enter into this Agreement and to grant the rights granted to the other Party hereunder without the necessity of obtaining any consent or approval that has not already been obtained or otherwise violating the rights of any Third Party.

(d) Compliance with Law; Regulatory.

(i) Such Party is, and has been, in compliance in all material respects with all applicable laws in the jurisdictions in which such Party conducts business including, as applicable, (A) the requirement for and the terms of all necessary regulatory permits, (B) establishment registration, (C) payment of all establishment fees, (D) Good Clinical Practices, (E) Good Manufacturing Practices, and (F) recordkeeping and reporting requirements. Such Party is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or, with respect to Licensor, any of Licensed Patent Rights, Licensed Technology or Licensed Products.

(ii) Such Party has not received any written notice or communication from any Governmental Entity of any actual or threatened investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding against such Party regarding any violation of applicable law. Such Party has no knowledge of any material obligation arising under an investigation, inquiry, or administrative, judicial or regulatory action, hearing, or enforcement proceeding by or on behalf of the FDA or any other Regulatory Authority.

(iii) In the last five (5) years, such Party has not been party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or other similar written agreement, in each case, entered into with or imposed by the FDA or any other Regulatory Authority. Neither such Party nor any of its officers, employees or agents, or, to such Party’s knowledge, any manufacturer, distributor, or other entity in such Party’s supply chain, has been or is currently disqualified or debarred, suspended, proposed for debarment or suspension, deemed non-responsible, or otherwise excluded from the award of contracts or from participating in any Federal healthcare programs by any Federal agency. Neither such Party nor, to such Party’s knowledge, any of its officers, employees, or agents has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, in each of the foregoing cases on behalf of such Party.

(e) No Debarment. No officer, employee or agent of such Party is or has been, or has been threatened to be: (i) debarred under FDA proceedings under 21 U.S.C. § 335a; (ii) disqualified under FDA investigator disqualification proceedings; (iii) subject to the FDA’s Application Integrity Policy; or (iv) subject to any enforcement proceeding arising from material false statements to the FDA pursuant to 18 U.S.C. § 1001.

(f) Anti-Bribery. Neither such Party nor any of its managers, directors, officers, agents and employees have: (i) used any corporate funds of such Party for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign laws concerning corrupt payments applicable to its business; or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable law. Neither such Party nor any of its managers, directors, officers, stockholders, agents and employees is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud law in any jurisdiction and, no such investigation, inquiry or proceedings have been threatened.

Section 7.2 Licensor Representations and Warranties. Licensor represents and warrants to Licensee that:

(a) Compliance with Law; Regulatory.

(i) Licensor has not received, at any time during the five (5) years prior to the date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any law applicable to Licensor in any material respect that in any way relates or may have an effect on any of Licensed Patent Rights, Licensed Technology or Licensed Products.

(ii) Licensor holds all material registrations, reports, documents, permits or notices required to be filed, maintained or furnished under all applicable local, state and federal laws and regulations of the relevant Governmental Entity(ies) in the jurisdictions in which Licensor performed any clinical trials involving the Licensed Products (“Permits”). All Permits are in full force and effect in all material respects and no suspension, revocation, cancellation or withdrawal of such Permits is threatened and there is no reasonable basis for believing that such Permits will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

(b) Intellectual Property.

(i) Licensor is the sole and exclusive legal and beneficial owner, or exclusive licensee, of the entire right, title, and interest in and to the Licensed Patent Rights and Licensed Technology, and is the record owner of all patent applications and issued patents that are Licensed Patents Rights. Licensor has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to Licensed Patent Rights.

(ii) To the best of Licensor’s knowledge, the Licensed Patent Rights have been properly filed and prosecuted and Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (A) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, the Licensed Patent Rights or Licensed Technology, or (B) by making, using, offering for sale, selling or importing Licensed Products. Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology.

(iii) No proceedings (including for opposition, cancelation, revocation or rectification) are pending or, to the knowledge of Licensor, threatened against Licensor or its Affiliates by any Person with respect to the ownership, validity, enforceability, scope, infringement, registration or use of the Licensed Patent Rights or Licensed Technology and all such intellectual property is subsisting, valid and enforceable and constitutes all of the intellectual property used or held for use by Licensor necessary to Develop, manufacture, commercialize, distribute, and sell, and otherwise commercialize and exploit Licensed Products in the Territory. To the extent that any Licensed Patent Right or Licensed Technology has been developed, created, conceived or reduced to practice by any Third Parties, Licensor has obtained ownership of all such intellectual property. Licensor is not obligated to pay to any Person any royalties, licensing fees, commissions or other amounts in connection with the Licensed Patent Rights or Licensed Technology.

(c) Litigation. There are no (i) proceedings pending or, to the knowledge of Licensor, threatened against Licensor or any of its assets related to the Licensed Patent Rights or Licensed Technology, (ii) unsatisfied judgments of any kind against Licensor or any of its assets related to the Licensed Patent Rights or Licensed Technology, or (iii) any outstanding judgment, order, or decree of any court or Governmental Entity to which Licensor is subject related to the Licensed Patent Rights or Licensed Technology.

(d) Title. Licensor has good and marketable title to all of the Transferred Materials (as defined below), free and clear of all liens and encumbrances.

(e) Sufficiency of Assets. The Licensed Patent Rights and Licensed Technology, together with the Transferred Materials, constitute all of the assets (including all Intellectual Property Rights), taken as a whole, as are sufficient or necessary or reasonably useful to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, Develop, have Developed, commercialize, and have commercialized the Licensed Products.

ARTICLE VIII

TECHNOLOGY AND MATERIAL TRANSFER; INTELLECTUAL PROPERTY

Section 8.1 Material Transfer. As of the Effective Date, Licensor hereby irrevocably transfers and assigns to Licensee, free and clear of all liens and encumbrances, all of its right, title and interest in and to (a) the Licensed Product IND and all Regulatory Documentation and correspondence with the FDA and other Regulatory Authorities in the Territory, including tracking files, meeting minutes and strategy materials; and (b) all of Licensor’s Books and Records that embody or relate to the Licensed Products, including studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise (collectively, the “Transferred Materials”). Promptly following the Effective Date, Licensor will deliver to Licensee (i) the Transferred Materials and (ii) all pre-clinical and clinical data and information and other tangible Licensed Technology, including all data in the Drug Master File (DMF) and Active Substance Master File (ASMF) for the API.

Section 8.2 Technology Transfer. Without limiting Section 8.1, in order to enable Licensee to exercise its rights in the Licensed Patent Rights and Licensed Technology, Licensor will promptly provide to Licensee all necessary cooperation and assistance reasonably requested by Licensee in connection with transferring any Licensed Patent Rights, Licensed Technology and the Licensed Product IND. The foregoing may include providing Licensee access to Licensor’s personnel in order for Licensee to ask questions and causing its employees to furnish to Licensee such information as Licensee may reasonably request from time to time. In any event, the technology transfer shall be completed within sixty (60) days after the Effective Date hereof.

Section 8.3 Intellectual Property. Licensee shall be the sole and exclusive owner of (a) the Licensed Product IND; (b) the Development IP and (c) any and all Improvements or other derivatives of the Licensed Patent Rights or Licensed Technology, and all Patent Rights or other intellectual property rights therein.

ARTICLE IX

INDEMNIFICATION

Section 9.1 By Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) the Development, manufacture, use, sale, offer for sale or importation of any Licensed Product in the Territory by Licensor, its Affiliates or Sublicensees; or (b) the gross negligence or willful misconduct on the part of Licensee or any Affiliate or Sublicensee in the performance of this Agreement, in each case except to the extent of Licensor’s responsibility therefor under Section 9.2 below.

Section 9.2 Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) any actions or omissions of Licensor under this Agreement; or (b) any material breach of this Agreement by Licensor.

Section 9.3 Indemnification Procedures. In the event that a Party (as the “Indemnified Party”) is seeking indemnification under this ARTICLE IX from a Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such claim upon the Indemnified Party receiving notice of the claim; provided, any failure to so notify the Indemnifying Party shall not release the Indemnifying Party of its obligation to indemnify the Indemnified Party hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the claim and shall reasonably cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim; provided, the Indemnifying Party may not settle any claim without the prior written consent of the Indemnified Party, which consent shall not be withheld or delayed unreasonably, unless such settlement involves only the payment of monetary damages, contains a release in favor of the Indemnified Party, and does not admit any fault or wrongdoing on the part of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any claim with counsel of its own choosing, at its expense.

Section 9.4 Offset Rights. Licensee shall have the right to reduce any amount due and payable to Licensor by Licensee or any of its Affiliates hereunder, including with respect to any deferred payments, milestones, royalties or license fees, by any or all amounts owed by Licensor hereunder, including as Licensor Indemnitee (each such amount, an “Offset Amount”), without limitation to any of Licensee’s other rights pursuant to this Agreement or law.

ARTICLE X

TERM; TERMINATION

Section 10.1 Term. The term of this Agreement (“Term”) shall expire upon the expiration of the final payment obligation under ARTICLE IV above. Upon the expiration of the Term of this Agreement, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export, have exported, commercialize and have commercialized any and all Licensed Products and to practice the Licensed Technology in the Territory.

Section 10.2 Termination.

10.2.1 Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time upon * days’ written notice to Licensor.

10.2.2 Termination for Breach. Either Party may terminate this Agreement if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the breaching Party receives written notice thereof, which notice shall describe such breach in reasonable detail.

10.2.3 Termination for Bankruptcy. Either Party may terminate this Agreement on written notice in the event that either Party: (a) becomes insolvent or admits inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully dismissed or vacated within sixty (60) days; (c) is dissolved or liquidated or takes any corporate action for such purpose; (d) makes a general assignment for the benefit of creditors; or (e) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Section 10.3 Effects of Termination.

10.3.1 Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 10.2.2, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement.

10.3.2 Termination for Licensor Breach. Upon any termination of this Agreement by Licensee under Section 10.2.2, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section), exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, import, have imported, export, have exported, commercialize and have commercialized any and all Licensed Products and to practice the Licensed Technology in the Territory, provided that Licensee shall pay, for the remainder of any Royalty Term (as defined in Exhibit C), in lieu of any payments including Milestone Payments or royalties it would otherwise owe to Licensor under this Agreement, a royalty equal to one half (1/2) of the royalty rate that would otherwise apply with respect to the Licensed Product.

10.3.3 Wind Down. Upon termination of this Agreement for any reason other than by Licensee under Section 10.2.2, Licensee and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement

Section 10.4 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE IX are in addition to any other relief and remedies available to either Party at law.

Section 10.5 Surviving Provisions. Any provision of this Agreement which, by its express terms or nature and context, is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration, including, without limitation: ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE VI, ARTICLE IX, Section 10.3, Section 10.4, Section 10.5 and ARTICLE XI.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to Licensee not later than: (a) the commencement of bankruptcy proceedings against Licensor, upon written request, unless Licensor elects to perform its obligations under the Agreement, or (b) upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

Section 11.2 Notices. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth above or to such other address as a Party may designate by notice hereunder. Notices will be deemed given (a) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, return receipt requested; (b) when transmitted if sent by electronic mail (only if receipt is verified by the receiving Party); or (c) when delivered personally or sent by express courier service.

Section 11.3 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

Section 11.4 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding its conflicts of law principles).

Section 11.5 Arbitration. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. The arbitration shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and shall be finally settled under the Rules of Arbitration of the ICC. The place and location of the arbitration shall be New York, New York, USA. There shall only be one arbitrator who shall be mutually selected by both Parties. If the Parties are unable to agree, then the International Court of Arbitration shall choose the arbitrator. The language to be used in the arbitral proceeding shall be English. The arbitrator shall have no authority to issue an award that is contrary to the express terms of this Agreement or the laws of the State of Delaware or applicable United States federal law, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. The arbitrator shall be specifically empowered to allocate between the Parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. The arbitrator shall have the authority to determine issues of arbitrability and to award compensatory damages, but they shall not have authority to award punitive or exemplary damages. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

Section 11.6 Entire Agreement. This Agreement, including all schedules and exhibits hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification of this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

Section 11.7 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

Section 11.8 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Section 11.9 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

Section 11.10 Expenses. Each Party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

Section 11.11 Equitable Remedies. In the event of any actual or threatened breach by Licensor of this Agreement, Licensee will, without limiting its other rights or remedies available to it, be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages.

Section 11.12 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, to the extent such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

Section 11.13 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

Section 11.14 Severability. If any provision(s) of this Agreement are found by any court of competent jurisdiction to be unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Section 11.15 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

Section 11.16 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 11.17 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts by email, facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign). Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

LICENSOR:		LICENSEE:

Intract Pharma Limited		Tharimmune, Inc.

By:		By:
Name:	Vipul Yadav	Name:	Randy Milby
Title:	CEO	Title:	CEO

Exhibit A

Licensed Patent Rights

Part A: The Patents

Exhibit B

Development Milestone Payments

Upon the completion of each applicable event set forth below (each, a “Development Milestone Event”, and together, the “Development Milestone Events”), Licensee shall pay to Licensor the payment amount and in the manner as set forth opposite each such Development Milestone Event (each, a “Development Milestone Payment”, and together, the “Development Milestone Payments”).

*

1.
2.
3.
4.
5.
6.
7.

For purposes of this Exhibit B, the term below shall have the following meaning:

“Change in Control” shall mean (a) any consolidation or merger of Licensee with or into any other corporation or entity, or any other corporate reorganization or similar transaction, in which the holders of outstanding voting securities of Licensee immediately prior to such consolidation, merger, reorganization or similar transaction hold, directly or indirectly, less than fifty percent (50%) of the outstanding voting securities of Licensee or of the surviving or resulting entity (or the power to direct or cause the direction of the management and policies of the surviving or resulting entity) immediately after such consolidation, merger, reorganization or similar transaction; or (b) any transaction or series of related transactions as a result of which the holders of outstanding voting securities of Licensee immediately prior to such transaction or transactions hold, directly or indirectly, less than fifty percent (50%) of the outstanding voting securities of Licensee (or the power to direct or cause the direction of the management and policies of Licensee) immediately after such transaction or transactions.

Exhibit C

Sales Milestone Payments

Upon the first completion of each event set forth below only (each, a “Sales Milestone Event”, and together, the “Sales Milestone Events”), Licensee shall pay to Licensor the payment amount set forth opposite such Sales Milestone Event (each, a “Sales Milestone Payment”, and together, the “Sales Milestone Payments”).

*

Exhibit D

Royalties

Licensee shall pay to Licensor, at the end of each calendar year during the Royalty Term (as defined below), the following royalties based on the Net Sales of Licensee in such calendar year:

*

“Royalty Term” shall mean, with respect to each Licensed Product, the period starting on the date hereof and ending, on a country-by-country basis, on the date which the last Valid Claim of an issued patent included in the Licensed Patent Rights covering such Licensed Product expires in such country.

*

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